SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 2, 2009
Ciena Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21969	23-2725311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road Linthicum, MD	21090
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (410) 865-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 3, 2009, Ciena Corporation (“Ciena”) and Nortel Networks Corporation, its principal operating subsidiary Nortel Networks Limited, Nortel Networks Inc. and certain of its other subsidiaries (together, “Nortel”), entered into an amendment (the “Amendment”) to that certain amended and restated asset sale agreement dated November 24, 2009, relating to the purchase of substantially all of the North American, Caribbean and Latin American and Asian optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business (the “North American Agreement”).
In accordance with the North American Agreement, and that certain “EMEA Agreement” dated as of October 7, 2009, as amended, relating to the purchase of substantially all of the European, Middle Eastern and African (EMEA) optical networking and carrier Ethernet assets of Nortel’s MEN business, Ciena has agreed to pay $530.0 million in cash and issue $239.0 million in aggregate principal amount of 6% senior convertible notes due 2017 (the “Notes”) in exchange for the assets above.
The Amendment provides that prior to closing, Ciena may elect to replace some or all of the Notes with cash equal to 102% of the face amount of such Notes replaced, provided that the volume weighted average price of Ciena’s common stock is less than $17.00 per share over the ten trading days prior to the date Ciena makes such election, or, if such volume weighted average price of Ciena’s common stock is equal to or greater than $17.00 per share, with cash in the principal amount equal to the greater of 105% of the face amount of the Notes to be replaced or 95% of the fair value of the Notes to be replaced as of the date of the election. In the event that it completes any capital raising transaction prior to the closing, Ciena will be required to use the net proceeds of the capital raising transaction to make the election described above, and if such transaction involves the issuance of convertible securities, the price used to determine the value of Ciena’s common stock for the purposes of calculating the cost of the Notes replaced or redeemed will be the closing price per share prior to the time when such offering is priced, instead of the volume weighted average price as described above. Prior to the Amendment, Ciena could elect to replace some or all of the notes with cash equal to 100% of the face amount, provided that the volume weighted price of Ciena’s common stock above was less than $17.00 per share. In these circumstances, the Amendment would have the effect of increasing the cost to replace the notes from $239.0 million to approximately $243.8 million.
ITEM 2.03 — CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth in Items 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
ITEM 8.01 — OTHER EVENTS
On December 2, 2009, Ciena announced the approval of the North American Agreement by the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice. A copy of this press release, attached to this report as Exhibit 99.1, is incorporated by reference herein.
ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
(c) The following exhibit is being filed herewith:

Exhibit Number	Description of Document

Exhibit 99.1	Press Release dated December 2, 2009, issued by Ciena Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIENA CORPORATION
Date: December 3, 2009	By:	/S/ David M. Rothenstein
		Name:	David M. Rothenstein
		Title:	Senior Vice President, General Counsel and Secretary